FOR IMMEDIATE RELEASE
CONTACT: Amy Armstrong	Patty Bruner

Smith & Wesson Holding Corporation	Christensen
(480) 949-9700	(480) 614-3009

Smith & Wesson Announces Expected FY 2003 Results and Expected Restatement of FY 2002

SCOTTSDALE, AZ. – (BUSINESS WIRE) – August 14, 2003 — Smith & Wesson Holding Corporation (AMEX: SWB), parent of Smith & Wesson Corp., announced today that it expects to report minimum net sales of $98.4 million, minimum net income of $12.6 million and minimum earnings per share of $0.38 for the fiscal year ended April 30, 2003. The Company also announced that it will restate its fiscal year 2002 financial statements for items including a reduction to interest expense, and charges related to reserves for environmental and product liability costs.

On August 12, 2003, the Company’s Audit Committee engaged PricewaterhouseCoopers, LLP, the Company’s independent public accountants, to conduct the re-audit of the fiscal year 2002 financial statements. PricewaterhouseCoopers was earlier appointed to audit the financial statements for fiscal 2003, and the completion of such audit is pending the re-audit of fiscal 2002. Smith & Wesson expects the restatement of 2002 to include charges of approximately $1.6 million for product liability costs and approximately $2.5 million for environmental matters which were previously treated as purchase accounting adjustments related to the acquisition of Smith & Wesson Corp. The Company also expects non-cash interest expense relating to Notes Payable to be reduced by approximately $2.0 to $2.5 million. The net effect of these changes is expected to increase the Company’s expenses for the period and therefore decrease operating income by approximately $1.6 to $2.1 million. The Company expects the balance sheet effect of these adjustments will decrease reported amounts for plant, property and equipment and intangible assets.

PricewaterhouseCoopers’ re-audit of the Company’s fiscal year 2002 financial statements has not yet begun. Until the audit is completed, the Company’s estimates of the expected adjustments for fiscal 2002 as well as its expected financial results for fiscal 2003 are subject to change. The re-audit may result in identifying additional items which may result in further changes to fiscal year 2002 and fiscal year 2003 results. Any changes to the above estimates for fiscal 2002 which are not audited, as well as additional items which may be identified in the re-audit, may be material to the Company’s financial condition, results of operations or liquidity for fiscal 2002 or fiscal 2003. The Company also expects the re-audit to result in amendments to its fiscal 2002 annual report on

Form 10-KSB and quarterly reports on Form 10-QSB for fiscal quarters in 2002 and will also delay the filing of its annual report on Form 10-KSB for fiscal year 2003. Our goal is to complete the required filings by September 30, 2003, but until the re-audit is complete there is no assurance this expectation will be met.

The fiscal 2003 expected growth in net sales of approximately 26 percent over fiscal 2002 and the expected earnings per share for fiscal 2003 reflect the strategic and operational progress being made in the Company’s core handgun manufacturing business. Net sales are expected to increase 25.4 percent to $29.8 million for the fourth quarter of 2003 as compared to sales of $23.8 million for the same period last year.

Operating income is expected to include one-time items such as a gain of $1.5 million from the sale of excess land, a gain of $1.9 million from the reimbursement of legal costs from one of our insurance carriers and an expense of $1.1 million due to an inventory writedown. Additionally, net earnings per share was positively affected by a non-recurring reversal of an income tax valuation allowance.

As previously reported, unit orders in the fourth quarter of fiscal 2003 and the first quarter of fiscal 2004 exceeded the prior years’ levels. The sales increase for the fiscal year ending April 30, 2003 reflects that progress. The Company’s expectation for net income for fiscal 2003 announced in this release also reflects improvements in the manufacturing process, an ongoing focus on cost management and conservative discretionary spending.

Safe Harbor Statement

This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including but not limited to minimum net sales, minimum net income and minimum earnings per share. These statements are based on management’s current expectations and are subject to risks, uncertainty, changes in circumstances and the timing and completion of the re-audit of the financial statements for fiscal year 2002 and the audit of the financial statements for fiscal year 2003. Actual results may vary materially from the expectations and estimates contained in the forward-looking statements, including the Company’s expected adjustments for fiscal year 2002 as well as its expected financial results for fiscal year 2003. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan” and similar expressions are generally intended to identify forward-looking statements.

About Smith & Wesson

Smith & Wesson Holding Corporation is the parent company of Smith & Wesson Corp., one of the world’s leading producers of quality handguns, law enforcement products and firearm safety and security products. Law enforcement personnel, military personnel, target shooters, hunters, collectors and firearms enthusiasts throughout the world have used the Company’s products with confidence for more than 150 years. Smith & Wesson Corp. also manufacturers and markets Smith & Wesson branded handcuffs and other products utilizing its metal working expertise. For more information, visit http://www.smithandwesson.com